                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)


Filed by the registrant  [X]
Filed by a Party other than the Registrant  [_]
Check the appropriate box:
    [_]  Preliminary Proxy Statement       [_]  Confidential, For Use of the
    [X]  Definitive Proxy Statement             Commission Only (as permitted by
    [_]  Definitive Additional Materials        Rule 14a-6(e)(2)
    [_]  Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12


                          Iwerks Entertainment, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X]  No Fee Required
    [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange
         Act Rule 0-11:

--------------------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

--------------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement no.:

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    (3)  Filing party:

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    (4)  Date filed:

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

                           IWERKS ENTERTAINMENT, INC.
                                  ___________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 17, 1998
                                  ___________

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Iwerks Entertainment, Inc. ("Iwerks" or the "Company"), to be held at 4540 West Valerio Street in Burbank, California on December 17, 1998 at 10:00 a.m., local time. The Annual Meeting is being held for the following purposes:

     1. To elect two Class II Directors to hold office for three years and until their respective successors have been elected;

     2. To approve the Company's 1998 Non-Employee Directors Stock Option Plan; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record of the Common Stock of the Company at the close of business on October 27, 1998 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete and return the enclosed Proxy as promptly as possible in the enclosed postage prepaid envelope. Any record holder attending the Annual Meeting may vote in person, even though he or she has returned a Proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ Charles Goldwater

                              Charles Goldwater
                              President and Chief Executive Officer

4540 West Valerio Street
Burbank, California
October 28, 1998

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A RECORD HOLDER AND ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           IWERKS ENTERTAINMENT, INC.
                                ________________

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 17, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iwerks Entertainment, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 4540 West Valerio Street in Burbank, California on December 17, 1998 at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors Proxy for the Annual Meeting, which you may use to vote on the proposals described in this Proxy Statement.

     All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted as indicated on the proposals described in this Proxy Statement unless otherwise directed. A record holder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

     The close of business on October 27, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At the record date, 12,352,838 shares of the Company's Common Stock, par value $.001 per share, were outstanding. The Common Stock is the only outstanding class of securities entitled to vote at the meeting. At the record date, the Company had approximately 941 stockholders of record. A stockholder is entitled to cast one vote for each share of Common Stock held on the record date (each a "Share") on all matters to be considered at the Annual Meeting. Abstentions and shares held by brokers that are prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     The Company's principal executive offices are located at 4540 West Valerio Street, Burbank, California 91505-1046 and its telephone number is (818) 841-7766. This Proxy Statement and the accompanying Proxy were mailed to all stockholders entitled to vote at the Annual Meeting on or about November 10, 1998.

                         ELECTION OF CLASS II DIRECTORS

     In accordance with the Certificate of Incorporation and Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of the stockholders of the Company, directors constituting one class are elected for three-year terms. The Bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine members as determined from time to time by the Board of Directors. The Board of Directors currently consists of two Class I Directors, with terms expiring in 1999, two Class II Directors, with terms expiring in 1998, and two Class III Directors, with terms expiring in 2000. At this Annual Meeting, two Class II Directors will be elected. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Directors may be removed only with cause by the vote of a majority of the stockholders then entitled to vote. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If either nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any postponement or adjournment thereof, the proxies will be voted for such nominee as shall be designated by the current Board of Directors to fill the vacancy. The Company has no reason to believe that either nominee will be unwilling or unable to serve if elected as a director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

     The Board of Directors proposes the election of the following nominees as Class II Directors:

                               Mr. Dag Tellefsen
                               Mr. Peter Hanelt

     If elected, each nominee is expected to serve until the 2001 Annual Meeting of Stockholders. The affirmative vote of a majority of the Shares present in person or represented by proxy at the Annual Meeting and voting on the election of the Class II Directors, is required for the election of each of the above named nominees.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
OFFICERS

     The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of October 13, 1998.


                                                     YEAR FIRST
                                                     ELECTED OR
                                                     APPOINTED
     NAME                         AGE                DIRECTOR         POSITION WITH COMPANY
     ----                         ---                --------         ---------------------
NOMINEES:
CLASS II DIRECTORS
(terms to expire in 2001)

Dag Tellefsen                      56                  1993           Director of Iwerks

Peter Hanelt                       53                  1998           Director Of Iwerks

CONTINUING DIRECTORS:
CLASS I DIRECTORS
(terms to expire in 2000)

Gary Matus                         50                  1996           Director of Iwerks

Don Iwerks                         69                  1986           Founder of Iwerks, Vice
                                                                      Chairman Board of Directors,
                                                                      Director of Iwerks

CLASS III DIRECTORS
(terms to expire in 1999)

Charles Goldwater                  47                  1998           Chairman of the Board, Director
                                                                      of Iwerks, Chief Executive
                                                                      Officer and President

Bruce Beda                         57                  1998           Director of Iwerks

OTHER EXECUTIVE
OFFICERS:

Bruce Hinckley                     51                                 Executive Vice President,
                                                                      Chief Financial Officer and
                                                                      Secretary

Daniel Griesmer                    50                                 Senior Vice President, General
                                                                      Manager

Jack Shishido                      52                                 Senior Vice President of
                                                                      Worldwide Sales

Jon Corfino                        40                                 Senior Vice President of Film

     The executive officers of Iwerks are appointed by and serve at the discretion of the Board of Directors of Directors. There is no family relationship between any director and any executive officer of Iwerks.

     Dag Tellefsen has been a director of Iwerks since March 1993. Since 1982, Mr. Tellefsen has been the Managing General Partner of Glenwood Management, a venture capital firm and Company stockholder. Mr. Tellefsen also serves or has served as a director of ARIX Corp., KLA Instruments and Octel Communications, Inc.

     Peter Hanelt is a director of Iwerks. Since February 1998, Mr. Hanelt has served as the Chief Executive Officer and acting Chief Financial Officer of Natural Wonders Inc., a retailer of nature and science gifts. Prior thereto, from April 1997 to February 1998, Mr. Hanelt was a principal of Regent Pacific Management Corporation, a consulting firm. From October 1993 to April 1997, Mr. Hanelt was both Chief Operating Officer and Chief Financial Officer of Esprit de Corp, a wholesaler and retailer of apparel.

     Gary J. Matus has been a director of Iwerks since July 1996. Mr. Matus has held various positions with Bank of America, N.T. & S.A since December 1989, including from October 1996 Executive Vice President and Chief Marketing Officer, responsible for the bank's marketing operations. As of the date of this Proxy, Mr. Matus serves as a consultant to Bank of America. Prior to October 1996, Mr. Matus served as Head of Trust Investment Management Private Banking (1995-1996) and as Head of the Entertainment and Media Industries Group at Bank of America (1989-1995).

     Donald W. Iwerks is a co-founder of Iwerks and has been a Director and Vice Chairman since Iwerks' inception. Mr. Iwerks served as Chief Technical Officer of Iwerks until his retirement in December 1995. From 1950 to 1985, Mr. Iwerks was employed by the Walt Disney Studios, where from 1965 to 1985 he was head of the Technical Engineering and Manufacturing Division, which was responsible for the design and manufacture of all film projection systems used in the Disney theme parks.

     Charles Goldwater joined Iwerks as its Chairman of the Board, Chief Executive Officer and President on February 23, 1998. From September 1995 to December 1997, Mr. Goldwater served as Chief Executive Officer and President of Mann Theatres (Cinamerica Theatres L.P.). Prior thereto from 1990 to 1995, Mr. Goldwater was Senior Vice President and General Manager of Sony/Loews Theaters.

     Bruce Beda has been a director of Iwerks since July 1998. Mr. Beda has served since February 1995 as President and Chief Executive Officer of Orion Partners LLC, a private investment and consulting company. From December 1986 to January 1995, Mr. Beda served as Chief Financial Officer of Venturedyne Ltd., a private manufacturing conglomerate. Mr. Beda presently serves on the board of directors of Stifel Financial Corp. and ECC International.

     Bruce C. Hinckley joined Iwerks as its Executive Vice President and Chief Financial Officer in September 1996. Prior thereto since September 1995 he was a financial consultant. From November 1985 until September 1995 he was the Vice President, Controller and Chief Accounting Officer of Caesars World, Inc., a casino and hotel company. Mr. Hinckley is a certified public accountant.

     Daniel R. Griesmer joined Iwerks as its Senior Vice President, General Manager in March 1998. From November 1995 to February 1998, Mr. Griesmer served as Vice President, Theater Planning and Development of Mann Theatres (Cinamerica Theatres, L.P.). Prior thereto, from 1990 to 1995, Mr. Griesmer held various positions at Sony/Loews Theaters, the most recent of which was Assistant Director of Facilities.

     Jack Shishido joined Iwerks in June 1998 as Senior Vice President, Worldwide Sales and Marketing. Prior thereto since January 1997, he was Senior Vice President, Business Development at Special F/X Inc., where he was responsible for business development, sales and marketing. From September 1995 to January 1997, Mr. Shishido served as Director of Business Affairs at MCA, where he was responsible for all administrative aspects of Universal Studios' Japan project. Mr. Shishido also served from September 1992 to July 1997 as Facilities Director of Business Planning at Warner Bros. Studios, providing business analysis of studio operations.

     Jon Corfino has served as Iwerks' Senior Vice President of Film and Executive In Charge of Production since March 1998. Prior thereto since July 1993, Mr. Corfino has held various positions with the Company, including Vice President of Attractions, Vice President of Operations, Director of Studio Operations, and Production Manager.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of 14 meetings during the fiscal year ended June 30, 1998. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. During the fiscal year ended June 30, 1998, each director attended at least 75% of the meetings of the Board of Directors held while he was a director and of the Committees of the Board of Directors on which he served.

     The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of options under the Company's various stock incentive plans. The Nominating Committee is responsible for proposing potential candidates for the Board of Directors. Currently, the members of the Audit Committee are Messrs. Gary Matus, Bruce Beda and Peter Hanelt, the members of the Compensation Committee are Messrs. Dag Tellefsen, Bruce Beda and Peter Hanelt and the members of the Nominating Committee are Messrs. Dag Tellefsen and Don Iwerks.

COMPENSATION OF DIRECTORS

     Upon the initial election or appointment to the Board of Directors of any person who is not then a current employee or officer of the Company, each such person an "Outside Director," such Outside Director is granted, effective as of the date of the first meeting of the Board of Directors attended by the Outside Director after their appointment or election, a ten year option to purchase 10,000 shares of Common Stock. Each Outside Director who is then serving on the Board of Directors is granted effective on the date of each Annual Meeting of the Company's stockholders (or any Special Meeting in lieu of an Annual Meeting), a ten year option to purchase the number of shares of Common Stock determined by dividing $50,000 by the per share fair market value of the Common Stock on the date of grant. If the 1998 Non-Employee Directors Stock Option Plan is adopted by the stockholders at the Annual Meeting, the annual grant of options to Outside Directors shall be modified to impose a ceiling of options to purchase 25,000 shares of the Common Stock. All of the above-described options vest over four years. In addition, each Outside Director receives an annual retainer fee of $8,000, which is paid quarterly. Further, each Outside Director is entitled to receive $1,000 for in-person Board meetings, $500 for telephonic Board meetings and committee meetings and reimbursement for travel expenses incurred on behalf of Iwerks. In connection with his services rendered as a director in 1998, which the Board of Directors considered extraordinary, the Company has granted Mr. Matus a fully vested option to purchase 13,333 shares of Common Stock for $1.625 per share, expiring July 23, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Dag Tellefsen and Don Iwerks served as members of the Board of Directors' Compensation Committee during the 1998 fiscal year and through July 16, 1998. Since July 16, 1998, the Compensation Committee has been composed of Messrs. Dag Tellefsen, Bruce Beda and Peter Hanelt. Mr. Iwerks is a co-founder of Iwerks and served as Chief Technical Officer of Iwerks until his retirement in December 1995. Beginning July 1997, in addition to his director fees, Mr. Iwerks has received and will continue to receive a monthly consulting fee of $5,000.

     The Company has no interlocking relationships involving any of its Compensation Committee members which would be required by the Securities and Exchange Commission to be reported in this Proxy Statement, and no officer or employee of the Company presently serves on its Compensation Committee.

REPORT OF COMPENSATION COMMITTEE

     The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended ("Securities Act") or the Securities Exchange Act of 1934, as amended ("Exchange Act") that incorporates future

Securities Act or Exchange Act filings in whole or in part by reference.

General

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the policies that govern executive compensation and benefit practices. All decisions of the Committee are subject to the approval of the Company's Board of Directors. The Committee is currently comprised of Messrs. Dag Tellefsen, Bruce Beda and Peter Hanelt.

Compensation Philosophy

     The Company's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interests of executive management with the long-term interests of the Company's stockholders, (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of the Company, (3) recognize outstanding individual contributions, and (4) provide compensation opportunities which are competitive to those offered by other entertainment technology companies of similar size and performance. To achieve these goals, the Company's executive compensation program consists of three main elements: (i) base salary, (ii) annual cash bonus and (iii) long-term incentives. Each element of compensation has an integral role in the total executive compensation program. The Company also provides to its employees (including the chief executive officer and other officers of the Company) medical, dental, and long-term disability insurance and other customary employee benefits.

Base Salary

     Base salaries for executive officers are determined on an annual basis by evaluating each executive officer's position, duties, responsibilities, tenure, performance and potential contributions to the Company. This determination also takes into account the compensation practices of similarly situated companies for comparable positions. The financial performance of the Company also is considered. Finally, factors consistent with the Company's overall compensation policy are taken into account. In fiscal 1998, Mr. Goldwater received base
salary at an annual rate of $330,000.   In fiscal 1998, Mr. Wright received
through October 30, 1997, base salary at an annual rate of $230,000 and from October 30, 1997 through February 19, 1998, base salary at an annual rate of $300,000. Pursuant to the terms of his separation agreement with the Company, Mr. Wright provided continued employment services to Iwerks for a three month period to assist in an orderly transition to his successor and, pursuant to the terms of his separation agreement, during that period received base salary at an annual rate of $600,000.

Annual Cash Bonuses

     Executive officers are eligible for annual incentive bonuses in amounts determined at the discretion of the Committee. The Committee considers an award of an annual bonus subjectively, taking into account factors such as the financial performance of the Company, increases in stockholder value, the achievement of corporate goals and individual performance. In light of their individual performance, certain of the Company's executive officers earned bonus awards in fiscal 1998.

Long-Term Incentives

     The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options. The Committee is responsible for selecting the individuals to whom grants should be made, the timing of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of the Company. The Committee considers the grant of each option subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry.

Determination of Chief Executive Officer's Compensation

     During fiscal 1998, the Board of Directors determined that it was advisable to make a change in the Chief Executive Officer position. The Board of Directors appointed a Nominating Committee to search for qualified candidates to serve as Chief Executive Officer. The Nominating Committee retained an executive search firm to assist it in identifying qualified candidates. After numerous meetings with candidates, the Nominating Committee recommended Mr. Goldwater to the Board of Directors as the most qualified candidate to serve as Chief Executive Officer.

     Mr. Goldwater has served as Chief Executive Officer of the Company since February 23, 1998. As Chief Executive Officer, Mr. Goldwater is compensated pursuant to an employment agreement described under "Employment Contracts," below. Mr. Goldwater's overall compensation was established through arm's length negotiations at a level which was based on his proven talent and extensive expertise in the film exhibition industry and which is believed to be comparable to what would have been available to Mr. Goldwater at a company similar to Iwerks.

Summary

     The Compensation Committee believes that its executive compensation philosophy of paying its executive officers by means of base salaries, annual cash bonuses and long-term incentives, as described in this report, serves the interests of the Company and the Company's stockholders.


COMPENSATION COMMITTEE:       Dag Tellefsen
                              Bruce Beda
                              Peter Hanelt

                                 EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, as to the Chief Executive Officer and former Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three fiscal years ended June 30 indicated below.


                                                    SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                  ANNUAL COMPENSATION                                COMPENSATION
                             ------------------------------------------------------------------    ---------------
                                                                               OTHER ANNUAL        STOCK OPTION        ALL OTHER
NAME & PRINCIPAL POSITION       YEAR          SALARY           BONUS          COMPENSATION(1)        AWARDS(2)        COMPENSATION
---------------------------    ------       ----------       ---------      ------------------    ---------------    ---------------
Charles Goldwater (3)......     1998         $134,538            --              $ 4,000              250,000             1,890(4)
  Chairman, Chief
  Executive Officer
  and President


Roy A. Wright (5)..........     1998         $391,854(6)         --              $ 9,615                 --            $697,839(7)
  Former Chairman, Chief        1997          214,192            --               22,320                 --               3,090(4)
  Executive Officer             1996          200,000         $200,000            18,822              300,000             3,090(4)
  and President


Bruce C. Hinckley..........     1998         $174,855(8)         --              $ 7,000                 --                 --
  Executive Vice President,     1997          110,769         $ 37,000             --                 130,000               --
  Chief Financial Officer
  and Secretary

John Corfino...............     1998         $119,001(9)      $      0           $ 7,000                 --                 --
  Senior Vice President         1997          114,799           15,000             --                  20,000
  of Film                       1996           96,962           43,000             --                  25,000


William J. Battison (10)...     1998         $119,231            --              $ 2,000                 --            $200,000(11)
  Former Executive              1997          165,385            --                --                    --                 --
  Vice President                1996          150,000         $140,000             --                 150,000               --

_____________________

(1) Represents a stipend to defray a portion of the Named Executive Officer's commuting expenses.

(2) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.

(3) Mr. Goldwater joined Iwerks February 23, 1998 as Chairman of the Board, Chief Executive Officer and President.

(4) Represents the dollar value of term life insurance premiums paid by Iwerks.

(5) Mr. Wright joined the Company as Chief Operating Officer in December 1994. Mr. Wright was appointed Chief Executive Officer and President of Iwerks effective July 1, 1995. Mr. Wright was succeeded by Mr. Charles Goldwater as Chairman of the Board, Chief Executive Officer and President effective February 23, 1998.

(6) Includes $66,584 for Mr. Wright's accrued vacation pay and $155,700 for services rendered after Mr. Wright stepped down as Chief Executive Officer on February 23, 1998.

(7) Consists of severance payments made pursuant to Mr. Wright's separation agreement with the Company.

(8) Includes $2,740 paid pursuant to the Company's 401(k) plan.

(9) Includes $2,506 paid pursuant to the Company's 401(k) plan.

(10) Mr. Battison's employment with Iwerks terminated effective January 23,
     1998.

(11) Consists of severance payments made pursuant to Mr. Battison's separation agreement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information regarding the grant of stock options made during the fiscal year ended June 30, 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                     INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF STOCK
                                                  PERCENT OF                                     PRICE APPRECIATION FOR OPTION
                                                 TOTAL OPTIONS                                             TERM(1)
                                 NUMBER OF        GRANTED TO        EXERCISE OR
                                  OPTIONS        EMPLOYEES IN     BASE PRICE PER   EXPIRATION
       NAME                      GRANTED(2)      FISCAL YEAR(3)      SHARE(4)        DATE             5%              10%
Charles Goldwater(5)..........    150,000            32.3%            $2.25        2/19/08        $212,252         $537,888
                                   50,000            10.8%             2.81        2/19/08          42,751          151,296
                                   50,000            10.8%             3.38        2/19/08          14,251          122,796

Roy A. Wright (5).............      --                 --               --           --               --              --

Bruce C. Hinckley.............      --                 --               --           --               --              --

Jon Corfino...................      --                 --               --           --               --              --

William J. Battison(6)........      --                 --               --           --               --              --
--------------------------------------------------------------------------------------------------------------------------

______________________

(1) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Commission and do not represent a forecast of the future appreciation of the Common Stock.

(2) Each of the option grants set forth on this chart are exercisable with respect to one-fourth (1/4) of the total shares granted, rounded up to the nearest whole share, on the first anniversary of the date of grant, and thereafter exercisable with respect to one-forty-eighth (1/48) of the total shares, rounded up to the nearest whole share, on the first day of each
    month until all shares have become exercisable.   The options may, at the
    discretion of the Administrator, become immediately exercisable upon certain change of control events. All of the options set forth in this chart were granted for a term of 10 years.

(3) Options covering an aggregate of 464,000 shares were granted to eligible employees during the fiscal year ended June 30, 1998.

(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(5) Mr. Wright was succeeded by Mr. Charles Goldwater as Chairman of the Board, Chief Executive Officer and President effective February 23, 1998.

(6) Mr. Battison's employment with Iwerks terminated effective January 23, 1998.

STOCK OPTIONS HELD AT FISCAL YEAR-END

    During the fiscal year ended June 30, 1998, no Named Executive Officer exercised any stock options. The following table sets forth, for each of the Named Executive Officers, certain information regarding the number of shares of Common Stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the Common Stock on the Nasdaq Stock Market SmallCap Market on June 30, 1998 ($1 11/16 per share).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES(1)



                                            NUMBER OF UNEXERCISED                 VALUE OF ALL UNEXERCISED
                                                  OPTIONS AT                      IN-THE-MONEY OPTIONS AT
                                                FISCAL YEAR-END                      FISCAL YEAR-END(1)
                                            ---------------------                 ------------------------
                                                 EXERCISABLE/                           EXERCISABLE/
             NAME                               UNEXERCISABLE                          UNEXERCISABLE
-------------------------------             ---------------------                 ------------------------
Charles Goldwater..............                 83,333/166,667                              $0/0
Roy A. Wright (2)..............                 469,994/81,250                              $0/0
Bruce Hinckley.................                  97,083/32,917                              $0/0
Jon Corfino....................                  53,552/16,448                              $0/0
William J. Battison(3).........                 220,875/40,625                              $0/0

_________________________

(1) Based upon the last reported sale price of the Common Stock on The Nasdaq National Market on June 30, 1998, none of the options held by the Iwerks Named Officers were "in-the-money."

(2) Mr. Wright was succeeded by Mr. Charles Goldwater as Chairman of the Board, Chief Executive Officer and President effective February 23, 1998.

(3)  Mr. Battison's employment with Iwerks terminated effective January 23,
     1998.


CERTAIN TRANSACTIONS WITH MANAGEMENT

     Donald W. Iwerks, the Company's Chief Technical Officer, retired from full time employment with the Company effective December 31, 1995. At that time, Mr. Iwerks was 65 years of age. In this connection, Mr. Iwerks and the Company entered into a Severance Agreement and General Release (the "Agreement"), dated as of June 30, 1995. The Agreement provides that the Company will provide Mr. Iwerks upon his resignation with, among other things, (a) $200,000 in severance payments in full satisfaction of all of the Company's obligations to Mr. Iwerks, and (b) effective upon the date of Mr. Iwerks' resignation, the full vesting of all stock options then held by Mr. Iwerks and the extension of the exercise date of such options until December 31, 1996. The Agreement also obligates the Company, during the eighteen-month period commencing on July 1, 1995, to purchase or arrange for the purchase of up to $250,000 of the Common Stock held by Mr. Iwerks. Mr. Iwerks did not exercise any portion of the options which expired on December 31, 1996. Pursuant to the Agreement, Mr. Iwerks has provided the Company with a full release of all claims he may have against it arising from his current and prior affiliation with the Company. Beginning January 1, 1997, Mr. Iwerks began receiving "outside director" fees. Mr. Iwerks continued to work on a part-time basis, generally two or three days a week, and as compensation for this work he received a $50,000 advisory fee for services rendered through June 30, 1997 and continued to receive Company health benefits coverage until September 1, 1997. Beginning July 1997, in addition to his director fees, Mr. Iwerks has received and will continue to receive a monthly consulting fee of $5,000.

     Iwerks has entered into an employment agreement with Mr. Charles Goldwater effective February 23, 1998 pursuant to which Mr. Goldwater shall serve as Chairman of the Board, Chief Executive Officer and President for an initial three year term (the "Initial Term"). Iwerks may extend the term of the agreement for an additional two year period (the "Additional Term") upon the same terms and conditions as during the Initial Term. Mr. Goldwater's base salary for the period ended June 30, 1998 is payable at an annual rate of $330,000. Commencing on the first day of the fiscal year ending June 30, 1999, Mr. Goldwater's base salary for each fiscal year during the Initial Term and the Additional Term shall be increased by an amount equal to 5% of the base salary prevailing during the prior fiscal year. Commencing in fiscal 1999, Mr. Goldwater is entitled to a performance based bonus, the amount of which will vary depending upon the performance of Iwerks as compared to the goals established by the Compensation Committee of the Board of Directors on an annual basis. Mr. Goldwater was granted options to purchase 250,000 shares of Common Stock upon commencement of his employment. Of the 250,000 options, 150,000 were priced at $2.25, the closing sale price of the Common Stock on February 19, 1998 (the "Closing Price"), the date prior to the execution of the employment agreement. Of the remaining options, 50,000 are priced at $2.81, 125% of the Closing Price, and 50,000 are priced at $3.38, 150% of the Closing Price. Of the options granted to Mr. Goldwater, 50,000 vested on February 23, 1998 with the remaining options vesting in equal monthly installments over four years from the date of grant.

     Iwerks has entered into an employment agreement with Mr. Daniel Griesmer effective March 2, 1998 pursuant to which Mr. Griesmer shall serve as Senior Vice President - General Manager for an initial two year term (the "Initial Term"). Iwerks may extend the term of the agreement for an additional two year period (the "Additional Term") upon the same terms and conditions as during the Initial Term. Mr. Griesmer's base salary for the period ended June 30, 1998 is payable at an annual rate of $130,000. Commencing on March 2, 1999, Mr. Griesmer's base salary for each subsequent year during the Initial Term and the Additional Term shall be increased by an amount equal to 4% of the base salary prevailing during the prior year. Commencing in fiscal 1999, Mr. Griesmer is entitled to a performance based bonus, the amount of which will vary depending upon the performance of Iwerks as compared to the goals established by the Compensation Committee of the Board of Directors on an annual basis. Mr. Griesmer was granted options to purchase 75,000 shares of Common Stock upon commencement of his employment. Of the 75,000 options, 60,000 were priced at $2.62, the closing sale price of the Common Stock on February 27, 1998 (the "Closing Price"), the trading day prior to the effective date of the employment agreement. The remaining 15,000 options are priced at $3.28, 125% of the Closing Price. Of the options granted to Mr. Griesmer, 18,750 vest on March 2, 1999 with the remaining options vesting in equal monthly installments over the following three years.

     Iwerks has entered into an employment agreement with Mr. Jack Shishido effective June 29, 1998 pursuant to which Mr. Shishido shall serve as Senior Vice President Worldwide Sales and Marketing for an initial two year term (the "Initial Term"). Iwerks may extend the term of the agreement for an additional two year period (the "Additional Term") upon the same terms and conditions as during the Shishido Initial Term. Mr. Shishido's base salary for the period ended June 30, 1998 is payable at an annual rate of $160,000. Commencing on August 3, 1999, Mr. Shishido's base salary for each year during the Initial Term and each year during the Additional Term shall be increased by an amount equal to 4% of the base salary prevailing during the prior year. Commencing in fiscal 1999, Mr. Shishido is entitled to a performance based bonus, the amount of which will vary depending upon the performance of Iwerks as compared to the goals established by the Compensation Committee of the Board of Directors on an annual basis. The Company has also agreed to grant Mr. Shishido options to purchase 75,000 shares of Common Stock. Of the 75,000 options, 45,000 will be priced at $1.44, the closing sale price of the Common Stock on June 28, 1998 (the "Closing Price"), the trading day prior to the effective date of the employment agreement. Of the remaining options, 15,000 will be priced at $1.80, 125% of the Closing Price, and 15,000 are priced at $2.16, 150% of the Closing Price.
Of such options, 18,750 shall vest on June 29, 1999 with the remaining options vesting in equal monthly installments over the following three years.

     Iwerks has entered into agreements with Messrs. Goldwater, Hinckley, Griesmer, Shishido and Corfino that would protect each such officer in the case of a termination without "cause," a "defacto termination" or a "change in control" of Iwerks, each as defined below. These agreements are intended to provide certain benefits to the officers upon the occurrence of any of these events. "For cause" is defined to mean (a) an act of fraud, embezzlement or similar conduct by the officer involving Iwerks, (b) any action by the officer involving the arrest of such officer for violation of any criminal statute constituting a felony or a misdemeanor involving moral turpitude if the Board of Directors reasonably determines that the continuation of the officer's employment after such event would have an adverse impact on the operations or reputation of Iwerks in the financial community, (c) gross misconduct or habitual negligence in the performance of the officer's duties, (d) an act constituting a breach of the officer's fiduciary duty to Iwerks under the Delaware General Corporation Law, or (e) a continuing, repeated and willful failure or refusal by the officer to perform his duties. A "defacto termination" is defined to include any of the following events: (a) Iwerks reduces the officer's base salary in an aggregate amount in excess of 10% from that paid in the prior fiscal year, except as part of a general reduction of compensation of executive officers, (b) Iwerks fails to cause the officer to remain an executive officer of Iwerks, (c) the officer was not afforded the authority, powers, responsibilities and privileges customarily accorded to an executive with his or her title, or (d) Iwerks requires the officer's primary services to be rendered in an area other than Iwerks' principal offices in the greater Los Angeles metropolitan area. A "change in control" is defined to mean (a) the acquisition by any individual, entity or group (within the meaning of the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities of Iwerks entitled to vote in the election of directors, (b) a liquidation, dissolution, reorganization, merger or consolidation of Iwerks, except where (i) more than 60% of the combined voting power of the then outstanding voting securities of the resulting corporation entitled to vote in the election of directors shall be owned by substantially all of the persons who were owners immediately prior to such event in substantially the same proportions as their respective ownership immediately prior to such event, (ii) no person owns 25% or more of the combined voting power of the resulting corporation, or (iii) at least a majority of the members of the Board of Directors shall have been members of the Board of Directors at the time of the execution of the initial agreement providing for such event, or (c) a change in the membership of the Board of Directors such that the directors sitting on the Board of Directors on the date of each respective agreement referred to herein cease to constitute at least a majority of the Board of Directors following the event.

     In the event of a termination not for cause or a defacto termination, (a) Mr. Goldwater will receive (i) a cash amount equal to the base salary which would have been payable to him over the remaining term of his employment agreement, but not less than 18 months (24 months if termination occurs during, or upon the expiration of, the initial term of Mr. Goldwater's employment agreement), as computed based on Mr. Goldwater's base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus (100% of the performance bonus if Iwerks achieves 100% of its scheduled performance goals in the fiscal year in which termination occurs) which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, (iii) his automobile allowance, (iv) paid up COBRA benefits for him and his family for the 18 months (24 months if termination occurs during, or upon the expiration of, the initial term of Mr. Goldwater's employment agreement) following the date of termination, and (v) other applicable benefits under Iwerks' operative employee benefit and welfare plans then in effect; (b) Mr. Hinckley will receive (i) a cash amount equal to the base salary which would have been payable to him over 12 months,
(ii) a cash amount equal to the pro rated portion of the performance bonus which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if any such plan is in effect, if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, and (iii) paid up COBRA benefits for himself and his family for the 12 months following the date of termination; (c) Mr. Griesmer and Mr. Shisido will receive (i) a cash amount equal to the base salary which would have been payable to him over the remaining term of his employment agreement, but not less than 15 months (18 months if termination occurs during, or upon the expiration of, the initial term of their employment agreement), as computed based on Mr. Griesmer's base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus (100% of the performance bonus if Iwerks achieves 100% of its scheduled performance goals in the fiscal year in which termination occurs) which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, (iii) his automobile allowance, (iv) paid up COBRA benefits for him and his family for 15 months (18 months if termination occurs during, or upon the expiration of, the initial term of their employment agreement) following the date of termination, and (v) other applicable benefits under Iwerks' operative employee benefit and welfare plans then in effect; and (d) Mr. Corfino will receive (i) a cash amount equal to the base salary and which would have been payable to him over six months, (ii) a cash amount equal to the pro rated portion of the performance bonus which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if any such plan is in effect, if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, and (iii) paid up COBRA benefits for himself and his family for the 12 months following the date of termination. Each of the benefit packages described above shall be referred to herein as a "Separation Package." Additionally, all of the stock options held by these officers which are not vested as of the date of termination (and in the case of Messrs. Goldwater, Shishido and Griesmer, during the 12 month period following termination) shall become vested and immediately exercisable and shall remain exercisable for a period of (a) with respect to Messrs. Goldwater, Shishido and Griesmer, three years following the date of termination, (b) with respect to Mr. Hinckley, 15 months following the date of termination and (c) with respect to Mr. Corfino 12 months following the date of termination. Subsequent to the end of fiscal year, the Company advanced to Mr. Hinckley $100,000 against funds payable upon termination.

     In the event of a change in control, each of Messrs. Goldwater, Shishido and Griesmer may terminate their employment commencing with the third month anniversary of the change in control and terminating on the six month anniversary of the change in control and receive (a) in the case of Mr. Goldwater, (i) a cash amount equal to the base salary which would have been payable to him over the remaining term of his employment agreement, but not less than 24 months, as computed based on Mr. Goldwater's base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, (iii) his automobile allowance, (iv) paid up COBRA benefits for him and his family for 18 months (24 months if termination occurs during, or upon the expiration of, the initial term of Mr. Griesmer's employment agreement) following the date of termination and (v) other applicable benefits under Iwerks' operative employee benefit and welfare plans then in effect for the remaining term of his employment agreement, but not less than 24 months, and (b) in the case of Mr. Griesmer and Mr. Shishido, (i) a cash amount equal to the base salary which would have been payable to him over the remaining term of his employment agreement, but not less than 18 months, as computed based on Mr. Griesmer's base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals,
(iii) his automobile allowance, (iv) paid up COBRA benefits for him and his family for 15 months (18 months if termination occurs during, or upon the expiration of, the initial term of their employment agreement) following the date of termination and (v) other applicable benefits under Iwerks' operative employee benefit and welfare plans then in effect for the remaining term of his employment agreement, but not less than 18 months. In addition, upon the occurrence of a change in control, all options then held by Messrs. Goldwater, Shishido or Griesmer, as applicable, which are not yet vested shall vest as of the date of a change in control and shall become immediately exercisable and remain exercisable for a three year period following the change in control.

     In the event of a change in control, each of Messrs. Corfino and Hinckley may terminate his employment with Iwerks effective 30 days after the giving of notice at any time commencing with the sixth month anniversary of the change in control and terminating on the one year anniversary of the change in control and receive his Separation Package. Also, if Iwerks terminates the officer's employment for any reason at any time within the one year period following the date of a change in control, then the officer shall receive his Separation Package. In addition to the Separation Package and without regard to whether the officer's employment is terminated following a change in control, upon the occurrence of a change in control, all options then held by the officer which are not yet vested shall vest as of the date of a change in control and shall become immediately exercisable. These options shall remain exercisable with respect to Mr. Corfino for 12 months following the date of the change in control, and with respect to Mr. Hinckley, for 15 months following the date of the change in control.

     Effective February 23, 1998, Mr. Wright's position as Chairman of the Board, Chief Executive Officer and President terminated. Pursuant to Mr. Wright's separation agreement with Iwerks, Mr. Wright received $672,000, which amount reflects Mr. Wright's base salary and annual stipend which would have been payable to him for the 24 month period following termination. Mr. Wright also received paid up group medical, supplemental life and disability and other insurance benefits for himself and his family for the 24 months following the date of termination. Mr. Wright also receives other benefits worth less than $10,000. Finally all options held by Mr. Wright on the date of termination that were not vested became vested and immediately exercisable for a period of 36 months following the date of termination. Pursuant to the terms of the separation agreement, Mr. Wright provided continued employment services to Iwerks for a three month period from the date of notice of termination to assist in an orderly transition to his successor. During such period, Mr. Wright received a base salary in an amount equal to twice that of the base salary he was being paid prior to the termination plus his annual stipend. In connection with his separation agreement, Mr. Wright and Iwerks entered into an agreement on July 24, 1998 providing for the grant of an option to Mr. Wright to purchase 41,244 shares of Common Stock for $1.625 per share, expiring July 23, 2001.

  Effective January 23, 1998, Mr. Battison's employment with Iwerks terminated. Pursuant to Mr. Battison's separation agreement with Iwerks, Mr. Battison has received $200,000, which amount reflects Mr. Battison's base salary which would have been payable to him for the 12 month period following termination. Mr. Battison also received paid up COBRA benefits for himself and his family for the 12 months following the date of termination. Mr. Battison has also received other benefits worth less than $10,000. Finally, all options held by Mr. Battison on the date of termination that were not vested became vested and immediately exercisable for a period of 15 months following the date of termination.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended June 30, 1998, all the Company's executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements except for Messrs. Shishido, Corfino and Beda, who filed late Form 3(s) reporting their status as insiders of Iwerks; Mr. Iwerks, who filed a late Form 4 reporting the sale of 10,000 shares of Common Stock; and Mr. Goldwater, who filed a late Form 4 reporting the acquisition of 10,000 shares of Common Stock.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the holders of the Common Stock with the cumulative return of The Nasdaq Stock Market (US and Foreign Companies) Index and the Index for NASDAQ Miscellaneous Amusement and Recreation Service Index for the period commencing October 19, 1993 and ending on June 30, 1998. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                              [PERFORMANCE GRAPH]


                                                         CUMULATIVE TOTAL RETURN*
                                       ----------------------------------------------------------------
                                       10/19/93       6/94       6/95       6/96       6/97        6/98

IWERKS ENTERTAINMENT, INC.               100.00      19.78      11.94      29.48      13.06        5.04
NASDAQ MISCELLANEOUS AMUSEMENT &         100.00      58.77      78.51      93.14      70.26       73.83
RECREATION SERVICE
NASDAQ STOCK MARKET (U.S. & FOREIGN)     100.00      92.76     123.02     156.99     190.80      249.84

* The total return assumes that dividends were reinvested and is based on a $100 investment.

     PROPOSAL TO APPROVE THE 1998 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Company's 1998 Non-Employee Directors Stock Option Plan was adopted by the Board of Directors on October 15, 1998, subject to stockholder approval (the "Plan"). The Board adopted the Plan to promote the long-term success of the Company and the creation of stockholder value encouraging the attraction and retention of non-employee directors. The Plan seeks to achieve this by providing for non-statutory stock options. The text of the Plan is set forth as Annex "A"
                                                                      ---------
to this Proxy Statement. The following is a summary of the principal features of the Plan and does not purport to be complete. Stockholders are urged to read the Plan in its entirety. This summary is subject to and qualified in its entirety by reference to Annex "A".
                ---------

SHARES SUBJECT TO THE PLAN

     Upon approval of this Proposal by the stockholders, there will be a total of 250,000 shares of Common Stock authorized for option grants under the Plan. The authorized shares issuable in connection with the Plan are subject to adjustment in the event of stock splits, stock dividends and other situations. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants under the Plan.

PARTICIPANTS

     The Plan provides for formula grants to directors who are not currently officers or employees of the Company. Employee directors are not eligible to participate in the Plan. Upon the initial election or appointment to the Board of any person who is not then a current employee or officer of the Company, each such person an "Optionee", the Committee shall grant to such Optionee, at the first meeting of the Committee following the date of such election or appointment and with an effective date of grant as of the date of the first meeting of the Board of Directors attended by the Optionee after their appointment or election, a ten year option to purchase 10,000 shares of Common Stock. The Committee shall grant to each Optionee who is then serving on the Board, with an effective date of grant as of the date of each Annual Meeting of the Company's stockholders (or any Special Meeting in lieu of an Annual Meeting), a ten year option to purchase the number of shares of Common Stock, not to exceed 25,000 shares, determined by dividing $50,000 by the per share fair market value of the Common Stock on the date of grant, subject to adjustment as set forth in the Plan. The grants made pursuant to the Plan constitute the only grants under the Plan or any other stock option plan of the Company, permitted to be made to Optionees, unless the Optionee is expressly made eligible for additional grants by a resolution of the Board.

ADMINISTRATION

     The Plan will be administered by the Board or, at the Board's discretion, a committee of the Board, provided, the timing and exercise price of options and the number of shares subject to each option shall be determined by the express terms of the Plan.

TERMS OF STOCK OPTIONS

     The exercise price of each option shall be equal to 100% of the fair market value of the shares on the date each option is granted. The exercise price is payable (a) in United States dollars in cash or by check, (b) in whole or in part in shares of Common Stock of the Company already owned by the exercising party or (c) subject to the approval of the Plan administrator, in shares subject to the option being exercised, valued at fair market value.

STOCKHOLDER RIGHTS

     An Optionee shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Stock covered by his or her option prior to the issuance of a stock certificate for such shares following the exercise of such option. No adjustment shall be made for cash dividends or other similar rights for which the record date is prior to the date when such certificate is issued.

RESTRICTIONS OF TRANSFER

     Unless the option agreement otherwise provides, each option is transferable only by will or the law of descent and distribution and shall only be exercisable by the participant during his or her lifetime.

AMENDMENT OR TERMINATION OF THE DIRECTOR PLAN

     The Board may, at any time and for any reason, amend or terminate the Plan; provided, neither the Plan, nor any option agreement entered into pursuant to the Plan, may be amended to reprice, or terminated to effect the repricing of, an outstanding option, except as provided in the Plan. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. No options shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any option previously granted under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ. The Plan does not constitute a qualified retirement plan under Section 401(a) of the Code (which generally covers trusts forming part of a stock bonus, pension or profit-sharing plan funded by the employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit sharing and other employee benefit plans). Because the federal income tax rules governing options and related payments are complex and subject to frequent change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise.

     Generally, an Optionee is not taxed on the grant of a non-statutory option. On exercise, however, the Optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is generally entitled to an income tax deduction in the year of exercise in the amount recognized by the Optionee as ordinary income. Provided the shares are held as a capital asset, any gain or loss on subsequent disposition of the shares is short-term or long-term capital gain or loss depending upon the length of time the shares have been held.

RECOMMENDATION AND REQUIRED APPROVAL

     The Board of Directors has unanimously approved the Plan. Stockholder approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. An abstention will be counted toward the tabulation of votes cast and will have the same effect as a vote against the proposal. A broker non-vote, however, will not be treated as a vote cast for or against approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1998 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of October 13, 1998 certain information relating to the ownership of Common Stock by (a) each person known by Iwerks to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each of the directors of Iwerks, (c) each of the Named Executive Officers, and (d) all of the executive officers and directors of Iwerks as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment powers). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights on or before December 12, 1998, regardless of whether the market price for the shares underlying such acquisition rights is substantially lower than the price at which the shares may be acquired. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Unless otherwise indicated, the address of each person is c/o Iwerks Entertainment, Inc., 4540 West Valerio St., Burbank, CA.

                                                     Number         Percent
                                                       of           of Class
Name and Address                                     Shares          Owned
-------------------------------------------        ---------        --------
Charles Goldwater (1)......................          99,167            *  %

Bruce C. Hinckley (2)......................          76,875            *

Roy A. Wright (3)..........................         581,244           4.50

William J. Battison (4)....................         301,500           2.39

Jon Corfino (5)............................          48,708            *

Peter Hanelt...............................               0            *

Donald W. Iwerks (6).......................         933,137           7.55

Bruce Beda.................................          30,000            *

Gary J. Matus (7)..........................          13,333            *

Dag Tellefsen (8)..........................         600,786           4.85

Heartland Advisors, Inc. (9)...............       3,009,100          24.36
790 North Milwaukee Street
Milwaukee, WI 53202

Dimensional Fund Advisors, Inc. (10).......         850,720          6.89
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

All executive officers and directors as
a group (10 persons) (11)..................       1,852,496         14.66

------------------------------

 *   Less than one percent.

(1) Consists of 79,167 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998.

(2) Includes 61,875 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998.

(3) Includes 552,244 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998. Mr. Wright was succeeded by Mr. Charles Goldwater as Chairman of the Board, Chief Executive Officer and President effective February 23, 1998. Pursuant to Mr. Wright's severance agreement with Iwerks, all unvested options as of February 23, 1998 became vested and immediately exercisable.

(4) Includes 261,500 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998. Mr. Battison provided consulting services in early fiscal 1995 and joined Iwerks as an executive officer in January 1995. Mr. Battison's employment with Iwerks terminated January 23, 1998. Pursuant to Mr. Battison's severance agreement with Iwerks, all unvested options became exercisable as of January 23, 1998.

(5) Includes 47,708 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998.

(6) Includes 928,970 shares of Common Stock held by the Donald and Betty Iwerks 1995 Family Trust and 4,167 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998. Mr. Iwerks resigned as Chief Technical Officer of Iwerks effective as of December 31, 1995. Mr. Iwerks currently serves on the Board of Directors and is a consultant to Iwerks.

(7) Consists of options to purchase shares of Common Stock which are or will become exercisable on or before December 12, 1998.

(8) Includes 31,597 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998. Includes 530,031 shares of Common Stock owned by Meriken Nominees Limited as nominee for Glenwood Ventures, 37,408 shares owned by Glenwood Management and 1,750 shares owned by Dag Tellefsen and Associates, all of which Mr. Tellefsen disclaims beneficial interest. Mr. Tellefsen is a principal of Glenwood Ventures, Glenwood Management and Dag Tellefsen and Associates.

(9)  Based on information contained in a Schedule 13G dated February 3, 1998.

(10) Based on information contained in a Schedule 13G dated February 10, 1998.

(11) Includes 287,337 shares of Common Stock underlying options which are or will become exercisable on or before December 12, 1998.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by June 30, 1999.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young, LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ended June 30, 1998. The Audit Committee has not yet had the opportunity to review with Ernst & Young, LLP the proposed terms of their engagement to audit the Company's financial statements for the fiscal year ending June 30, 1999; and until the terms of such engagement have been finalized and agreed upon, the Audit Committee cannot finalize its selection of auditors for such year. Representatives of Ernst & Young, LLP are expected to be present at the December 17, 1998 Annual Meeting of Stockholders, and will be afforded the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from stockholders.


                            SOLICITATION OF PROXIES

     It is expected that the solicitation of proxies will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.


                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 30, 1998 WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, IWERKS ENTERTAINMENT, INC., 4540 WEST VALERIO STREET, BURBANK, CALIFORNIA 91505-1046.

                              ON BEHALF OF THE BOARD OF DIRECTORS

                              /s/ Bruce Hinckley

                              Bruce Hinckley
                              Chief Financial Officer

4540 West Valerio Street,
Burbank, California 91505-1046
October 28, 1998

                                    ANNEX A


                           IWERKS ENTERTAINMENT, INC.
                 1998 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

1.  PURPOSE.
    --------

    This 1998 Non-Employee Directors Stock Option Plan (hereinafter, the "PLAN") is intended to promote the interests of Iwerks Entertainment, Inc. (the "COMPANY"), by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board of Directors (the "BOARD").

2.  AVAILABLE SHARES.
    -----------------

    The total number of shares of Common Stock, $.001 par value per share, of the Company (the "COMMON STOCK"), for which options may be granted under the Plan shall not exceed 250,000 shares subject to adjustment in accordance with paragraph 10 of the Plan. Shares subject to the Plan are authorized but unissued shares or treasury shares. If any options granted under the Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under the Plan.

3.  ADMINISTRATION.
    ---------------

    The Plan shall be administered by the Board or by a committee appointed by the Board (the "COMMITTEE") composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")). In the event the Board does not appoint a Committee, the Board shall have all power and authority to administer the Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

4.  GRANTING OF OPTIONS.
    --------------------

    Upon the initial election or appointment to the Board of any person who is not then a current employee or officer of the Company (each such person an "OPTIONEE"), the Committee shall grant to such Optionee, at the first meeting of the Committee following the date of such election or appointment and with an effective date of grant as of the date of the first meeting of the Board of Directors attended by the Optionee after their appointment or election, a ten year option to purchase 10,000 shares of Common Stock. The Committee shall grant to each Optionee who is then serving on the Board, with an effective date of grant as of the date of each Annual Meeting of the Company's stockholders commencing on the Annual Meeting for the fiscal year ended June 30, 1998 (or any Special Meeting in lieu of an Annual Meeting), a ten year option to purchase the number of shares of Common Stock, not to exceed 25,000 shares, determined by dividing $50,000 by the per share fair market value of the Common Stock on the date of grant, subject to adjustment as set forth herein. The grants made pursuant to this Section 4, and any grants made pursuant to Section 10, shall constitute the only grants under the Plan, or any other stock option plan of the Company, permitted to be made to an Optionee, unless the Optionee is expressly made eligible for additional grants by a resolution of the Board.

5.  OPTION PRICE.
    -------------

    The purchase price of the stock covered by an option granted pursuant to this Plan (the "EXERCISE PRICE") shall be 100% of the fair market value of such shares on the day the option is granted. The option price will be subject to adjustment in accordance with the provisions of Section 10 below. For purposes of this Plan "fair market value" per share at any date shall mean (i) if the Common Stock is listed on an exchange or exchanges, or admitted for trading in a market system which provides last sale data under Rule 11Aa3-1 of the Exchange Act (a "MARKET SYSTEM"), the last reported sales price per share on the last business day prior to such date on the principal exchange on which it is traded, or in such a Market System, as applicable, or if no sale was made on such day on such principal exchange or in such a Market System, as applicable, the last reported sales price per share on the most recent day prior to such date on which a sale was reported on such exchange or such Market System, as applicable; or (ii) if the Common Stock is not then traded on an exchange or in such a Market System, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on Nasdaq on the day prior to such date; or (iii) if the Common Stock is not listed on an exchange or quoted on Nasdaq, an amount determined in good faith by the Committee, whose determination shall be final and conclusive for purposes of the Plan and any agreement entered into pursuant to the Plan.

6.  PERIOD OF OPTION.
    -----------------

    Unless sooner terminated in accordance with the provisions of Section 8 below, an option granted hereunder shall expire on the date which is ten years after the date of grant of the option.

7.  VESTING OF SHARES, LEGENDS AND NON-TRANSFERABILITY OF OPTIONS.
    --------------------------------------------------------------

    (a)  VESTING.
         --------

    Options granted under this Plan shall vest as to 1/4th of the shares of Common Stock subject to such option on the first anniversary of the date of grant, and as to 1/48th of the shares of Common Stock subject to each such stock option as of the date of grant, subject to adjustment pursuant to Section 10, on the first day of each month thereafter until each such stock option is fully exercisable.

    (b)  LEGEND ON CERTIFICATES.
         -----------------------

    The certificates representing such shares shall carry such appropriate legend and such written instructions shall be given to the Company's transfer agent as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, as amended, or any state securities laws.

    (c)  NON-TRANSFERABILITY.
         --------------------

    Any option granted pursuant to this Plan shall not be assignable or transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by him or her.

 8.  TERMINATION OF OPTION RIGHTS.
     -----------------------------

     (a) In the event an Optionee ceases to be a member of the Board for any reason other than death or permanent disability, as determined by the Committee in its sole discretion ("PERMANENT DISABILITY"), any then unexercised portion of options granted to such Optionee shall, to the extent not then vested, immediately terminate and become void; any portion of an option which is then vested but has not been exercised at the time the Optionee so ceases to be a member of the Board may be exercised, to the extent it is then vested, by the Optionee until the earlier of the scheduled expiration date of the option and 90 days after the date the Optionee ceased to be a member of the Board.

    (b) In the event that an Optionee ceases to be a member of the Board by reason of his or her death or Permanent Disability, any option granted to such Optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the Optionee (or by the optionee's personal representative, heir or legatee, in the event of death) until the earlier of the scheduled expiration date of the option or one year after the death or disability of the Optionee.

    (c) Notwithstanding the provisions in this Section 8, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of a participant's ceasing to be a member of the Board.

9.  EXERCISE OF OPTION.
    -------------------

    An option granted hereunder shall, to the extent then exercisable, be exercisable in whole or in part by giving written notice to the Company at its principal office address, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares. Payment may be (a) in United States dollars in cash or by check, (b) in whole or in part in shares of Common Stock of the Company already owned by the person or persons exercising the option or shares subject to the option being exercised (subject to such restrictions and guidelines as the Board may adopt from time to time), valued at fair market value determined in accordance with the provisions of Section 5 or (c) consistent with applicable law and subject to the Committee's approval at its sole discretion, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise. The Company's transfer agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the Optionee as the owner of such shares on the books of the Company and shall cause the fully executed certificates(s) representing such shares to be delivered to the Optionee as soon as practicable after payment of the option price in full. The holder of an option shall not have any rights of a stockholder with respect to the shares covered by the option except to the extent that one or more certificates for such shares shall be delivered to him or her upon the due exercise of the option.

10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND OTHER MATTERS.
    -------------------------------------------------------------

    Upon the occurrence of any of the following events, an Optionee's rights with respect to options granted to him or her hereunder shall be adjusted as hereinafter provided:

    (a)  STOCK DIVIDENDS.
         ----------------

         If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends or through a recapitalization resulting in stock splits, or combinations or exchanges of the outstanding shares of Common Stock, (i) the number of shares covered by outstanding options issued pursuant to the Plan, and (ii) the Exercise Price of any option issued pursuant to the Plan in effect prior to such change, shall be proportionately adjusted by the Committee to reflect such event; provided, however, that any fractional shares resulting from the adjustment shall be eliminated.

    (b)  MERGER; CONSOLIDATION; LIQUIDATION; SALE OF ASSETS.
         ---------------------------------------------------

         In the event the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation or if the Company is liquidated or sells or otherwise disposes of all or substantially all of its assets to another corporation (a "LIQUIDATING EVENT") while unexercised options remain outstanding under this Plan, (i) subject to the provisions of clause (ii) below, after the effective date of such Liquidating Event each holder of an outstanding option, to the extent such option is vested, shall be entitled, upon exercise of such option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of the Liquidating Event; or (ii) all outstanding options may be cancelled by the Board as of the effective date of any such Liquidating Event, provided that notice of such cancellation shall be given to each holder of an option, and each such option shall immediately vest in full 30 days preceding the effective date of such Liquidating Event such that each such holder thereof shall have the right to exercise such option in full during such 30-day period preceding the effective date of the Liquidating Event.

    (c)  ISSUANCE OF SECURITIES.
         -----------------------

    Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

    (d)  NO FRACTIONAL SHARES.
         ---------------------

    No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph (d), would have been issued to an Optionee pursuant to an option shall be eliminated without the Company's payment of any consideration to the Optionee.

    (e)  ADJUSTMENTS.
         ------------

    Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Section 2 above that are subject to options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect such events. The Committee shall determine the specific adjustments to be made under this Section 10 and its determination shall be conclusive.


11. RESTRICTIONS ON ISSUANCE OF SHARES.
    -----------------------------------

    Notwithstanding the provisions of Sections 4 and 9 above, the Company shall have no obligation to deliver any certificate or certificates upon exercise of an option until one of the following conditions shall be satisfied: (i) the shares with respect to which the option has been exercised are at the time of the issue of such shares effectively registered under applicable federal and state securities laws as now in force or hereafter amended; or (ii) counsel for the Company shall have given an opinion that such shares are exempt from registration under federal and state securities laws as now in force or hereafter amended; and the Company has complied with all applicable laws and regulations with respect thereto, including without limitation all regulations required by any stock exchange upon which the Company's outstanding Common stock is then listed.


12. REPRESENTATION OF OPTIONEE.
    ---------------------------

    If requested by the Company, the Optionee shall deliver to the Company written representations and warranties upon exercise of the option that are necessary to show compliance with federal and state securities laws, including representations and warranties to the effect that a purchase of shares under the option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933, as amended).

13. OPTION AGREEMENT.
    -----------------

    Each option granted under the provisions of this Plan shall be evidenced by an option agreement, which agreement shall be duly executed and delivered on behalf of the Company and by the Optionee to whom such option is granted. The option agreement shall contain such terms, provisions and conditions not inconsistent with this Plan as may be determined by the officer executing it.

14. TERM AND AMENDMENT OF PLAN.
    ---------------------------

    This Plan was adopted by the Board effective as of October 15, 1998, and is subject to approval by the stockholders of the Company. Prior to the adoption of the Plan by the stockholders of the Company, no Optionee shall receive any option grant hereunder. The Plan will terminate, and no options shall be granted under the Plan, as of that date which is ten years from the date the Plan is adopted by the Board, provided the Board may at any earlier time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, further that the Board may not, without approval by the stockholders, (a) increase the maximum number of shares for which options may be granted under the Plan (except by adjustment pursuant to Section 10), (b) materially modify the requirements as to eligibility to participate in the Plan,
(c) materially increase benefits accruing to option holders under the Plan or
(d) amend the Plan in any manner which would cause the Plan to cease to comply with Exchange Act Rule 16b-3. Neither the Committee nor the Board shall, except as provided in Section 10, have the power to adjust or amend the exercise price of any options granted pursuant hereto, whether through amendment, cancellation or replacement grants, or any other means. Termination or any modification or amendment of the Plan shall not, without consent of a participant, affect his or her rights under an option previously granted to him or her.

15. COMPLIANCE WITH REGULATIONS.
    ----------------------------

    It is the Company's intent that this Plan comply in all respects with Exchange Act Rule 16b-3 and any applicable Securities and Exchange Commission interpretations thereof. If any provision of the Plan is deemed not to be in compliance with Exchange Act Rule 16b-3, such provision shall be null and void.

16. TAX WITHHOLDING OBLIGATIONS.
    ----------------------------

    To the extent required by applicable federal, state, local or foreign law, an Optionee or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.

                          IWERKS ENTERTAINMENT, INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a stockholder of IWERKS ENTERTAINMENT, INC., a Delaware corporation (the "Company"), hereby appoints Charles Goldwater and Bruce Hinckley, and each of them, as the proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on December 17, 1998, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

     The Board of Directors recommends a WITH vote on Proposal 1 and a FOR vote on Proposal 2.

     1.  ELECTION OF CLASS II DIRECTORS, as provided in the Company's Proxy
Statement:

               ___ WITH    ___ WITHOUT   Authority to vote for the nominees
listed below.

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEES, LINE THROUGH OR OTHERWISE STRIKE OUT NAMES BELOW)

               Mr. Dag Tellefsen          Mr. Peter Hanelt


     2.   The approval of the 1998 Non-Employee Directors Stock Option Plan:

               ____ FOR             ____ AGAINST         ____ ABSTAIN


     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE CLASS II DIRECTORS NAMED, THE 1998 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN, AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated October 28, 1998 relating to the Meeting.

                         Date:  ___________, 1998



                         ________________________________________



                         ________________________________________
                         Signature(s) of Stockholder(s)
                         (See Instructions Below)

                         The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


                          THIS PROXY IS SOLICITED BY
             THE BOARD OF DIRECTORS OF IWERKS ENTERTAINMENT, INC.